UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 16, 2015

(Date of Report (Date of Earliest Event Reported))

EXTRA SPACE STORAGE INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-32269	20-1076777
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121

(Address of Principal Executive Offices)

(801) 365-4600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 16, 2015, Extra Space Storage Inc. (the “Company”) entered into an underwriting agreement with Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. (collectively, the “Underwriters”) pursuant to which the Company agreed to issue and sell to the Underwriters 5,500,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), plus up to an additional 825,000 shares of Common Stock pursuant to the Underwriters’ option to purchase additional shares. The offering is expected to close on or about June 22, 2015, subject to customary closing conditions. The net proceeds to the Company from the offering are expected to be approximately $360.6 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.

The Company intends to use the net proceeds of this offering to partially fund the purchase price of its recently announced acquisition of SmartStop Self Storage, Inc. (“SmartStop”), a public non-traded REIT, to repay outstanding indebtedness under the Company’s secured lines of credit and for other general corporate and working capital purposes. Upon completion of the acquisition, the Company will own 121 SmartStop stores and will assume the property management of 43 third-party managed stores. The purchase price of the acquisition is approximately $1.4 billion. The Company will pay approximately $1.29 billion and the remaining approximately $120 million will come from the sale by SmartStop of certain assets at or prior to the closing.

The Company’s pending acquisition is subject to the approval of SmartStop’s stockholders and the satisfaction of other customary closing conditions. Extra Space expects to close the acquisition in the latter half of 2015; however, there can be no assurances that these conditions will be satisfied or that the acquisition will close on the terms described, or at all.

The offering is being made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-198194) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) and a prospectus supplement and accompanying prospectus filed with the SEC.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated by reference herein. A copy of the opinion of Venable LLP relating to the legality of the issuance and sale of Common Stock in the offering is attached as Exhibit 5.1 to this report.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

1.1	Underwriting Agreement, dated as of June 16, 2015, among the Company, Extra Space Storage LP, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.

5.1	Opinion of Venable LLP

23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTRA SPACE STORAGE INC.

Date: June 17, 2015	By	/s/ Gwyn McNeal
		Name:	Gwyn McNeal
		Title:	Executive Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of June 16, 2015, among the Company, Extra Space Storage LP, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.

5.1	Opinion of Venable LLP

23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto)